Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arbutus Biopharma Corporation

We consent to the incorporation by reference in the registration statement (No. 333‑215290) on Form S-3/A and registration statements (No. 333‑202762 and No. 333-186185) on Form S-8 of Arbutus Biopharma Corporation of our reports dated March 14, 2018 with respect to the consolidated balance sheets of Arbutus Biopharma Corporation as at December 31, 2017 and December 31, 2016 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Arbutus Biopharama Corporation.

/s/ KPMG LLP
Chartered Professional Accountants

Vancouver, Canada
March 14, 2018